Exhibit (d-20)
SUB-ADVISORY AGREEMENT
Pacific Capital Funds
          THIS AGREEMENT is made as of June 29, 2007 among Pacific Capital Funds (the “Trust”), Asset Management Group of Bank of Hawaii (the “Adviser”), and Chicago Equity Partners, LLC (the “Sub-Adviser”).
          WHEREAS, the Trust is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
          WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in the provision of a continuous investment program for certain series of the Trust specified in Appendix A (each a “Fund” and collectively “the Funds”) and the Sub-Adviser is willing to do so; and
          WHEREAS, the Board of Trustees of the Trust and the shareholders of the Funds have approved this Agreement and the Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth;
          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
     1. Appointment. The Adviser hereby appoints the Sub-Adviser to act as the sub-adviser to each Fund as permitted by the Adviser’s Advisory Agreement with the Trust pertaining to the Funds. Intending to be legally bound, the Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.
     2. Sub-Advisory Services. Subject to the supervision of the Trust’s Board of Trustees and the Adviser, the Sub-Adviser will assist the Adviser in providing a continuous investment program with respect to each Fund’s portfolio, including investment research and management with respect to all securities and investments and cash equivalents in each Fund. The Sub-Adviser will provide services to each Fund under this Agreement in accordance with the investment objectives, policies and restrictions as stated in such Fund’s prospectus and applicable resolutions of the Trust’s Board of Trustees.
      Without limiting the generality of the foregoing, the Sub-Adviser further agrees that it will, with respect to each Fund:
(a)	determine from time to time what securities and other investments will be purchased, retained or sold for the Fund;

(b)	place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer;

(c)	not purchase shares of the Fund for itself or for accounts with respect to which it exercises sole investment discretion in connection with such transactions except as permitted by the Trust’s Board of Trustees or by federal, state and local law;

(d)	manage the Fund’s overall cash position;

(e)	vote shares of any company held in the Funds’ portfolios in connection with any meeting of the shareholders of such company, in accordance with Sub-adviser’s proxy voting policies and procedures;

(f)	attend regular business and investment-related meetings with the Trust’s Board of Trustees and the Adviser if requested to do so by the Trust and/or the Adviser;

(g)	maintain books and records with respect to the securities transactions for the Fund, furnish to the Adviser and the Trust’s Board of Trustees such periodic and special reports as they may request with respect to the Fund, and provide in advance to the Adviser all reports to the Board of Trustees for examination and review within a reasonable time prior to the Trust’s Board meetings;

(h)	notify the Adviser and the Trust immediately upon detection of (i) any material failure to manage a Fund in accordance with such Fund’s investment objectives and policies or any applicable law, or (ii) any material breach of any of the Funds’ or the Sub-Adviser’s policies, guidelines or procedures; correct any such failure or breach promptly; and take any action that the Board may reasonably request in connection with any such breach;

(i)	upon request, provide the Adviser and the officers of the Trust with supporting certifications which pertain to services being provided by the Sub-Adviser hereunder, in connection with any filings and certifications made pursuant to The Sarbanes-Oxley Act of 2002; and

(j)	promptly notify the Adviser and the Trust in the event (i) the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation at law, or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Sub-Adviser with federal or state securities laws, or (ii) an actual change in control of the Sub-Adviser resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.

     3. Covenants by the Sub-Adviser. The Sub-Adviser agrees with respect to the services provided to each Fund that it will:
(a)	conform with all Rules and Regulations of the Securities and Exchange Commission;

(b)	telecopy trade information to the Adviser on the first business day following the day of the trade and cause broker confirmations to be sent directly to the Adviser; and

(c)	treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present or potential shareholders, and not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld and will be deemed granted where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust).
     4. Services Not Exclusive. Except as provided herein, the services furnished by the Sub-Adviser hereunder are deemed not to be exclusive, and nothing in this Agreement shall (i) prevent the Sub-Adviser from acting as investment adviser or manager for any other person or persons, including other management investment companies, or (ii) limit or restrict the Sub-Adviser from buying, selling or trading any securities or other investments (including any securities or other investments which any Fund is eligible to buy) for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Adviser agrees that it will not undertake any activities which, in its reasonable judgment, will adversely affect the performance of its obligations to the Funds under this Agreement.
     5. Portfolio Transactions. Investment decisions for each Fund shall be made by the Sub-Adviser independently from those for any other Fund and any other investment companies and accounts advised or managed by the Sub-Adviser. One or more of the Funds and such investment companies and accounts may, however, invest in the same securities. When a purchase or sale of the same security is made at substantially the same time on behalf of a Fund and one or more other Funds, investment companies or accounts, the transaction will be averaged as to price, and available investments allocated as to amount, in a manner which the Sub-Adviser believes to be equitable to the Fund and each such other Fund, investment company or account. The Trust acknowledges that in some instances, this investment procedure may adversely affect the price paid or received by a Fund or the size of the position obtained or sold by a Fund. To the extent permitted by law, the Sub-Adviser may aggregate the securities to be sold or purchased for any Fund with those to be sold or purchased for one or more other Funds, investment companies or accounts in order to obtain best execution.
          The Sub-Adviser shall place orders for the purchase and sale of portfolio securities and shall solicit broker-dealers to execute transactions in accordance with the Funds’

policies and restrictions regarding brokerage allocations. The Sub-Adviser shall place orders pursuant to its investment determination for the Funds either directly with the issuer or with any broker or dealer selected by the Sub-Adviser. In executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser shall use its reasonable best efforts to seek the most favorable execution of orders, after taking into account all factors the Sub-Adviser deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.
          Consistent with this obligation, the Sub-Adviser may, to the extent permitted by law, purchase and sell portfolio securities to and from brokers and dealers who provide brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to or for the benefit of one or more of the Funds and/or other accounts over which the Sub-Adviser or any of its affiliates exercises investment discretion. The Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities to the Funds. In no instance will portfolio securities be purchased from or sold to the Sub-Adviser, or the Funds’ principal underwriter, or any affiliated person thereof except as permitted by the Securities and Exchange Commission.
     Sub-Adviser shall not consult with the Adviser, or any other sub-advisor to any of the Funds or any other series of the Trust, concerning transactions for any Fund or any other series of the Trust in securities or other assets, except as permitted by the1940 Act and the rules of the Securities and Exchange Commission adopted pursuant to the 1940 Act.
     6. Books and Records. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.
     7. Expenses. During the term of this Agreement, the Sub-Adviser shall pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Funds.
     8. Compensation. For the services provided and the expenses assumed with respect to each Fund pursuant to this Agreement, the Sub-Adviser shall be entitled to a fee, computed daily and payable quarterly directly from such Fund, calculated at the annual rate set forth in Appendix A.
     9. Standard of Care; Limitation of Liability. The Sub-Adviser shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies and accounts, but shall not be liable for any action taken or omitted by it in the performance of services rendered hereunder in the absence of its bad faith, willful misconduct, gross negligence or reckless disregard of its duties.
     10. Reference to the Sub-Adviser. Neither the Adviser nor any of its affiliates or agents shall make reference to or use the name of the Sub-Adviser or any of its affiliates, or any of their clients, in any advertising or promotional materials without the prior approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed; provided, however, that no such approval shall be required for references in the Funds’ registration statement, shareholder reports and regulatory filings concerning the identity of and services provided by the Sub-Adviser to the Funds; and provided further, that such approval with respect to substantially identical advertising and promotional materials shall be required only with respect to the first use of such materials.
     11. Duration and Termination. With respect to each particular Fund, unless sooner terminated, this Agreement shall continue with respect to such Fund for a period of two years from the date first set forth above, and thereafter shall continue automatically with respect to such Fund for successive annual periods, provided such continuance is specifically approved at least annually by the Trust’s Board of Trustees or vote of the lesser of (a) 67 % of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy, or (b) more than 50% of the outstanding shares of the Fund, provided that in either event its continuance also is approved by a majority of the Trust’s Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement (the “Disinterested Trustees”), by vote cast in person at a meeting called for the purpose of voting on such approval.
          This Agreement is terminable at any time without penalty, with respect to a particular Fund, on 60 days’ notice, by the Adviser, the Sub-Adviser or the Trust’s Board of Trustees or by vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy, or (b) more than 50% of the outstanding shares of the Fund. In addition, this Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).
     12. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective with respect to a particular Fund until approved by the vote of both (i) a majority of the outstanding voting securities of the Fund, if such vote is required by the 1940 Act, and (ii) a majority of the Disinterested Trustees cast in person at a meeting called for the purpose of voting on such approval.
     13. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:
           To The Sub-Adviser at:
               Chicago Equity Partners, LLC

180 N. LaSalle St, Suite 3800
Chicago, IL 60601
     To the Adviser at:
Asset Management Group of
Bank of Hawaii
111 South King Street
Honolulu, Hawaii 96813
Attention: Chief Investment Officer
     To the Trust at:
Pacific Capital Funds
c/o BISYS Fund Services
3435 Stelzer Road
Columbus, Ohio 43219-3035
Attention: President, Pacific Capital Funds
     14. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of the Commonwealth of Massachusetts (without regard to conflict of law principles). If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
     15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     16. Personal Liability. The names “Pacific Capital Funds” and “Trustees” refer respectively to the Trust created and to the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of October 30, 1992, as amended, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “Pacific Capital Funds” entered into in the name or on behalf hereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.
          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ASSET MANAGEMENT GROUP OF BANK OF HAWAII

By:	/s/ Jordan T. Ige

Name:	Jordan T. Ige
Title:	Senior Vice President

CHICAGO EQUITY PARTNERS, LLC

By:	/s/ William P. Rydell

Name:	William P. Rydell
Title:	President and CEO

PACIFIC CAPITAL FUNDS

By:	/s/ Robert I. Crowell

Name:	/s/ Robert I. Crowell
Title:	President

APPENDIX A

Series: Annual Rate of Compensation:	Pacific Capital Growth Fund 0.25% of the Fund’s average daily net assets

Series: Annual Rate of Compensation:	Pacific Capital Growth & Income Fund 0.25% of the Fund’s average daily net assets

Series: Annual Rate of Compensation:	Pacific Capital Value Fund 0.25% of the Fund’s average daily net assets